Exhibit 10.11

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036

WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 S. Tryon Street, 6th Floor Charlotte, NC 28202	JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017

WELLS FARGO BANK, NATIONAL ASSOCIATION 1000 Louisiana St., 9th Floor Houston, TX 77002	J. P. MORGAN SECURITIES LLC 383 Madison Avenue New York, NY 10179

July 15, 2014

C&J Energy Services, Inc.

3900 Rogerdale

Houston, TX 77042

Attention:  Randall C. McMullen, Jr.

PROJECT NAVY

AMENDED AND RESTATED COMMITMENT LETTER

Ladies and Gentlemen:

Reference is made to the commitment letter dated as of June 25, 2014 (the “Original Commitment Letter”) between C&J Energy Services, Inc., a Delaware corporation (the “Company” or “you”), and Citigroup Global Markets Inc. (“CGMI”).  This Amended and Restated Commitment Letter amends and restates the Original Commitment Letter in its entirety.

You have advised Citi (as defined below), Bank of America, N.A. (“BofA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Wells Fargo Bank, National Association (“WF”), WF Investment Holdings, LLC (“WF Investment”), Wells Fargo Securities, LLC (“WFS”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMS” and, together with Citi, BofA, MLPFS, WF, WF Investment, WFS and JPMCB, each a “Commitment Party” and collectively, the “Commitment Parties”, “we” or “us”) that a newly-formed Delaware corporation (“Merger Sub”) that is a wholly-owned subsidiary of Nabors Red Lion Limited, a Bermuda exempted company (“Red Lion”), which is a wholly-owned subsidiary of Nabors Industries Ltd., a Bermuda exempted company (“Navy”) intends to merge

(the “Merger”) with the Company pursuant to the Merger Agreement (as defined in Exhibit A attached hereto).

You have further advised us that, in connection with the Merger, Red Lion and/or a newly-formed Delaware corporation that is an indirect wholly-owned subsidiary of Red Lion (“USAcq”), intends to establish the Term B Facility, the Revolving Credit Facility and the Bridge Facility described herein and you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B, C and D (the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets, the Summary of Additional Conditions attached hereto as Exhibit E and the Fee Letter, collectively, the “Commitment Letter”).

Subject to the terms and conditions of this Commitment Letter:

(a)                                 Citigroup Global Markets Inc. (“CGMI”), on behalf of itself, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby (collectively, “Citi”), is pleased to inform the Company of Citi’s several, but not joint, commitment to provide (i) $300,000,000 of the Revolving Credit Facility, (ii) 50% of the Term B Facility and (iii) 50% of the Bridge Facility (the Bridge Facility, together with the Revolving Credit Facility and the Term B Facility, the “Facilities”);

(b)                                 BofA is pleased to inform the Company of BofA’s several, but not joint, commitment to provide (i) $120,000,000 of the Revolving Credit Facility, (ii) 20% of the Term B Facility and (iii) 20% of the Bridge Facility;

(c)                                  WF is pleased to inform the Company of WF’s several, but not joint, commitment to provide (i) $90,000,000 of the Revolving Credit Facility and (ii) 15% of the Term B Facility, and WF Investment is pleased to inform the Company of WF Investment’s several, but not joint, commitment to provide 15% of the Bridge Facility; and

(d)                                 JPMCB is pleased to inform the Company of JPMCB’s several, but not joint, commitment to provide (i) $90,000,000 of the Revolving Credit Facility, (ii) 15% of the Term B Facility and (iii) 15% of the Bridge Facility.

Upon the receipt by Red Lion or USAcq of gross cash proceeds from the issuance of any Notes (as defined below), and to the extent the proceeds of such Notes are available to consummate the Transactions (as defined below), the commitments of the Commitment Parties under the Bridge Facility shall automatically be reduced on a pro rata basis by an amount equal to the gross cash proceeds received by Red Lion or USAcq from such issuance.

Section 1.  Conditions Precedent.  Each Commitment Party’s commitments and other obligations hereunder are subject solely to the satisfaction of the conditions set forth in this Section 1 and (a) the conditions set forth in the section entitled “Closing Conditions” in Exhibit B hereto, solely in the case of the commitments with respect to the Revolving Credit Facility and the Term B Facility (collectively, the “Senior Secured Facilities”), (b) the conditions set forth in

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the section entitled “Closing Conditions” in Exhibit C hereto, solely in the case of the commitments with respect to the Bridge Facility, and (c) the conditions set forth in Exhibit D hereto and, upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur.

In addition, the Commitments of each Commitment Party hereunder are subject to the execution and delivery of the Facilities Documentation by the Borrowers and the Guarantors party thereto subject in each case to the Certain Funds Provisions set forth below.

“Facilities Documentation” shall mean definitive documentation with respect to each of the Revolving Credit Facility, the Term B Facility and the Bridge Facility, including without limitation credit agreements, security agreements, guarantees and other agreements incorporating substantially the terms and conditions outlined in this Commitment Letter and Term Sheets and otherwise reasonably satisfactory to the Commitment Parties and you.

Notwithstanding anything in this Commitment Letter (including the Term Sheets), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations or warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations made by Navy in the Merger Agreement as are material to the interests of the Commitment Parties or the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement (or decline to consummate the Merger pursuant to the Merger Agreement) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the relevant conditions set forth in this Section 1, under the heading “Closing Conditions” in Exhibit B, under the heading “Closing Conditions” in Exhibit C and the conditions set forth in Exhibit D are satisfied or otherwise waived, it being understood that, (x) to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense (other than, to the extent required under the Term Sheets, (1) creation and perfection of a lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC (or similar provisions of foreign law) or filings with the United States Patent and Trademark Office or United States Copyright Office and (2) a pledge of certificated equity interests owned by any Credit Party, along with stock (or similar) powers endorsed in blank) with respect to which a lien may be perfected on the Closing Date by the delivery of a stock (or similar) certificate), then the provision of any such lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding and/or availability of the Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably (or such longer period or extensions as the administrative agent under the Senior Secured Facilities may reasonably agree in its reasonable discretion), and (y) without limitation of clause (x), with respect to guarantees and security to be provided by any subsidiary that is otherwise required to become a Guarantor, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of such entities have not authorized such guarantees and

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security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the funding of the Facilities, such guarantees and security may be provided not later than 11:59 p.m. (New York City time) on the Closing Date.  For purposes hereof, “Specified Representations” means, with respect to the Facilities, the representations and warranties of USAcq, the Company and the other Guarantors relating to corporate or other organizational existence of USAcq, the Company and the other Guarantors, power and authority of USAcq, the Company and the other Guarantors with respect to the relevant Facilities Documentation, due authorization, execution and delivery by USAcq, the Company and the other Guarantors of the relevant Facilities Documentation, enforceability of the relevant Facilities Documentation against USAcq, the Company and the other Guarantors, no violation of, or conflict with USAcq’s, the Company’s or any other Guarantor’s organizational documents related to the entering into and performance of the relevant Facilities Documentation, validity, priority and perfection of security interests (subject to the foregoing provisions of this paragraph), solvency as of the Closing Date (after giving effect to the Transactions) of USAcq and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit E hereto), Federal Reserve margin regulations, the Investment Company Act, the Patriot Act, OFAC and use of proceeds not in violation of FCPA.  The provisions of this paragraph are referred to as the “Certain Funds Provisions”.

Section 2.  Commitment Termination.  Each Commitment Party’s commitments and other obligations set forth in this Commitment Letter with respect to the Facilities will terminate on the earlier of (a) the fifth business day following the earlier of (i) termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement as in effect on June 25, 2014 and (ii) December 31, 2014, if the Merger shall not have been consummated on or prior to that date; provided that if the “End Date” (as defined in the Merger Agreement) is extended beyond December 31, 2014 pursuant to Section 8.1(c) of the Merger Agreement (as in effect on June 25, 2014), such date shall be, upon written notice of such extension to the Commitment Parties, automatically extended for such period (but in any event not beyond March 31, 2015), and (b) the consummation of the Merger with or without the funding of the Facilities, unless in either case the Commitment Parties shall agree to an extension in writing.  In addition, each Commitment Party’s commitments and other obligations set forth in this Commitment Letter with respect to the Bridge Facility will terminate upon the issuance by the Company of Notes to the extent the gross cash proceeds therefrom received by the Company equals or exceeds the aggregate amount of commitments to the Bridge Facility hereunder and to the extent the proceeds of such Notes are available to consummate the Transactions.  Notwithstanding the foregoing, the termination of the Commitment Parties’ commitment and other obligations hereunder will not affect Sections 4 through 13, which provisions will survive any such termination; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections), (b) confidentiality of the Fee Letter and the contents thereof and (c) the Fee Letter) shall automatically terminate and be superseded by the provisions of the Facilities Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Commitment Parties’ commitments and other obligations set forth in this Commitment Letter with respect to the Facilities (or a portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

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Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated herein.  The Facilities Documentation shall be negotiated in good faith.

Section 3.  Syndication.  Each Commitment Party reserves the right, before or after the execution of the Facilities Documentation, to syndicate all or a portion of each Facility (including all or part of such Commitment Party’s commitments thereunder) to one or more other financial institutions acceptable to the Company (which acceptance (x) will not be unreasonably withheld or delayed and (y) will not be required after the execution of the Facilities Documentation if there is an event of default thereunder or in connection with any assignment to other Lenders (or to affiliates or certain approved funds thereof)) that will become parties to the applicable Facilities Documentation pursuant to a syndication to be managed by the Lead Arrangers (as defined below) (the financial institutions becoming parties to the Facilities Documentation being collectively referred to herein as the “Lenders”); it being understood that the Lead Arrangers will not syndicate to any Disqualified Institutions (as defined below).  “Disqualified Institution” means (i) any person identified by name in writing to the Lead Arrangers on or prior to the date of the Original Commitment Letter, (ii) any other person identified in writing to the Lead Arrangers after the date of the Original Commitment Letter to the extent such person is or becomes a competitor or is or becomes an affiliate of a competitor of you, your subsidiaries, Navy or Navy’s subsidiaries, which designations shall be in the form of a list provided to the Lead Arrangers and the Lenders but which designations shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Facilities and (iii) any affiliate of any person referred to in clauses (i) or (ii) above that is readily identifiable as such based on its name.

Citi, MLPFS, WFS and JPMS will act as lead arrangers (collectively, the “Lead Arrangers”) with respect to the Facilities and, in such capacity, will manage all aspects of the syndication of the Facilities in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.  Notwithstanding the Commitment Parties’ right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that neither the commencement nor completion of the syndication of, nor receipt of commitments in respect of, all or any portion of the commitments hereunder shall be a condition to the Commitment Parties’ commitments and, unless you otherwise agree in writing, (i) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and (ii) except as set forth in the following paragraph, no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of the consummation of the Merger) until and after the Closing Date has occurred.

Notwithstanding the foregoing, not later than August 9, 2014, you may (x) arrange for additional financial institutions (each, an “Additional Co-Manager”) selected by you in consultation with us to assume (pursuant to customary joinder documentation reasonably

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satisfactory to you and us) a ratable portion of the commitments of the Commitment Parties with respect to the Term B Facility and the Bridge Facility (in which case the commitments of the Commitment Parties hereunder will be reduced on a pro rata basis by the amount of the commitments assumed by such Additional Co-Managers); provided that, (1) in no event shall the aggregate commitments in respect of the Term B Facility and the Bridge Facility allocated to the Additional Co-Managers exceed 12.5% of the aggregate commitments of the Commitment Parties under the Term B Facility and the Bridge Facility on the date hereof and (2) any such allocation of commitments to any Additional Co-Manager shall reduce the commitments of the Commitment Parties on a pro rata basis, and (y) appoint any Additional Co-Manager as non-bookrunning co-agent or confer other titles (other than bookrunner) in respect of the Facilities in a manner determined by you in consultation with the Lead Arrangers; provided that (i) the portion of the fees payable to each Additional Co-Manager shall be in proportion to its commitments and (ii) no Additional Co-Manager shall receive economics greater than the economics received by any Commitment Party party hereto on the date hereof.  It is understood and agreed that Citi will have “left” placement in all marketing materials and other documentation used in connection with the Facilities; provided that to the extent any other Commitment Party (or one of its affiliates) is designated as Administrative Agent under the Revolving Credit Facility, such Commitment Party may have “left” placement solely with respect to marketing materials and other documentation used in connection with the Revolving Credit Facility.  Each party hereto agrees to execute such joinders, amendments and other documents as are required to give effect to this paragraph.  From and after the execution by any financial institution of such joinder documentation, such financial institution (and any relevant affiliate) shall constitute, with respect to each Facility, a “Lead Arranger” and/or a “Commitment Party”, as applicable, hereunder.

Until the earlier of (x) the date of completion of a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 60 days after the Closing Date (in either case, the “Syndication Date”), the Company will take all action, as the Lead Arrangers may reasonably request, to assist the Lead Arrangers in forming a syndicate reasonably acceptable to the Lead Arrangers and the Company (which acceptance will not be unreasonably withheld or delayed).  The Company’s assistance in forming such a syndicate will include, without limitation (a) making senior management and representatives of the Company available (and your using commercially reasonable efforts to cause Navy and Red Lion to make their respective senior management and representatives available) to participate in information meetings with potential Lenders and rating agencies at such times and, to the extent applicable, places, to be mutually agreed; (b) using commercially reasonable efforts to ensure that the syndication efforts benefit from the Company’s existing lending relationships and, to the extent practical and appropriate, the existing lending relationships of Navy and Red Lion; (c) assisting (including your using commercially reasonable efforts to cause your affiliates and advisors and Navy and Red Lion to assist) in the preparation of a confidential information memorandum for each Facility and other marketing and rating agency materials to be used in connection with the syndication of each Facility; (d) promptly preparing and providing all financial and other information as we may reasonably request with respect to you, Red Lion (to the extent that such information is available to you through the exercise of commercially reasonable efforts without a breach of any applicable confidentiality agreements), your and its respective subsidiaries and the Transactions, including, but not limited to, financial projections relating to the foregoing; (e) hosting, with the Lead Arrangers, a reasonable number of meetings with prospective Lenders at such times and places to be mutually agreed; and (f) using commercially reasonable efforts to obtain, at your expense, monitored public corporate

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credit/family ratings (but not a specific rating) of USAcq and ratings (but not a specific rating) of the Notes that are used to take out the Bridge Facility from Moody’s Investors Service and Standard & Poor’s Ratings Group and participate actively in the process of securing such ratings.

The Company acknowledges that (a) the Lead Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, Debtdomain, the Internet or another similar password-protected electronic system (the “Platform”) and (b) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, Navy or their respective securities) (each, a “Public Lender”).  The Company agrees that: (i) at the request of the Lead Arrangers, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Company, Navy or their respective securities for purposes of United States federal and state securities laws; (ii) all Company Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Company Materials “PUBLIC,” the Company will be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Company, Navy or their respective securities for purposes of United States federal and state securities laws; (iv) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (v) the Lead Arrangers will be entitled to treat any Company Materials that are not marked “PRIVATE” as being suitable for posting on a portion of the Platform designated “Public Lender.”

It is understood that in connection with your assistance described above, you will provide customary authorization letters (in the case of a public-side version of the Company Materials, containing a representation as to the absence of material non-public information therefrom), reasonably satisfactory to the Lead Arrangers, authorizing the distribution of the Company Materials to prospective Lenders, which letters shall include a customary 10b-5 representation.

To ensure an effective syndication of each Facility, until the Syndication Date, the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of, the syndication or issuance of, any debt facility or debt security (including any renewals thereof) that could reasonably be expected to materially impair syndication of the Facilities other than (i) the Bridge Facility (including (a) the Notes and (b) any securities issued under a related securities demand), (ii) the Revolving Credit Facility, (iii) the Term B Facility, (iv) ordinary course capital leases and (v) any Permitted Surviving Debt, in each case without the prior written consent of the Lead Arrangers.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter or any other agreement or undertaking concerning the financing of the Transactions to the contrary, (i) none of the foregoing (including your compliance with the terms of this Section 3) shall constitute a condition to the commitments of any Commitment Party to the Facilities hereunder or the funding or availability of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a

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condition to the commitments of any Commitment Party to the Facilities hereunder or the funding or availability of the Facilities on the Closing Date.

Section 4.  Fees.  In addition to the fees described in this Commitment Letter, the Company will pay (or cause to be paid) the non-refundable fees set forth in the letter agreement dated the date hereof (as amended or otherwise modified from time to time, the “Fee Letter”) between the Company and the Commitment Parties delivered herewith.  The terms of the Fee Letter are an integral part of the Commitment Parties’ commitments and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5.  Indemnification.  The Company will indemnify and hold harmless each Commitment Party and each of its affiliates and each of their respective officers, partners, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and out-of-pocket expenses, including reasonable and documented out-of-pocket legal expenses (limited to one counsel for all Indemnified Parties taken as a whole and, if necessary, a single local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest (in which case, such Indemnified Party shall endeavor to notify the Company of such conflict of interest, but the failure to so notify the Company shall not affect the Company’s obligations under this Section 5), one additional counsel in each relevant jurisdiction to each group of affected Indemnified Parties taken as a whole, but in each case, excluding costs of in-house counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith (any of the foregoing, a “Proceeding”)), in each case, arising out of or in connection with or by reason of this Commitment Letter or the Facilities Documentation or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of any Facility, except (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Party or any of its Related Indemnified Parties (as defined below), as determined by a court of competent jurisdiction in a non-appealable, final judgment, (ii) to the extent arising from a material breach of the obligations of such Indemnified Party or any of its Related Indemnified Parties under this Commitment Letter, as determined by a court of competent jurisdiction in a non-appealable, final judgment or (iii) to the extent arising from any dispute solely among Indemnified Parties and not arising out of any act or omission of you or any of your respective subsidiaries or affiliates (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Administrative Agent or Lead Arranger under any Facility).  In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such Proceeding is brought by the Company, USAcq, Navy, Red Lion, any of their respective affiliates, directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The reimbursement and indemnity obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of any Commitment Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Company, such Commitment Party, any such affiliate and any such person.  No Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its affiliates or any of their respective

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security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s willful misconduct, bad faith or gross negligence.  In no event will any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings); provided that, nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which an Indemnified Person is entitled to indemnification hereunder.  It is further agreed that each Commitment Party shall have liability (if any) only to you and shall have no third party liability to any other person (including, without limitation, USAcq, Navy, Red Lion and security holders of Navy).

The Company acknowledges that information and other materials related to the Facilities and the transactions contemplated hereby may be transmitted through the Platform.  No Indemnified Party will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Party or any of its Related Indemnified Parties as determined by a court of competent jurisdiction in a non-appealable, final judgment.

The Company shall not be liable for any settlement of any Proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, in each case, you agree to indemnify and hold harmless each Indemnified Party from and against any and all claims, damages, losses, liabilities and out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 5.

For purposes hereof, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party and (2) the respective directors, officers, partners, employees or agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (2), acting at the instructions of such Indemnified Party, controlling person or such controlled affiliate.

Section 6.  Costs and Expenses.  The Company will pay, or reimburse each Commitment Party within a reasonable period of time of demand for, all reasonable and invoiced out-of-pocket costs and expenses incurred by it (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and the Facilities Documentation, limited, in respect of legal costs and expenses, to the reasonable fees and out-of-pocket expenses of (x) a single counsel to each Administrative Agent identified in the Term Sheets, and (y) if reasonably necessary, of a single local counsel to the Commitment Parties in each relevant jurisdiction), but excluding allocated costs of in-house counsel; provided that, other than with respect to the reasonable fees and out-of-pocket expenses of counsel described above, no such payments or reimbursements shall be required unless the Closing Date occurs.  The Company will also pay all out-of-pocket costs and expenses of each Commitment Party (including, without limitation, the reasonable fees and disbursements of

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counsel) incurred in connection with the enforcement of any of its rights and remedies under this Commitment Letter.

Section 7.  Confidentiality.  By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company’s confidential use only and that neither its existence nor its terms will be disclosed by the Company, except (a) to your affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or equity holders (the “Company Representatives”) who are informed of the confidential nature hereof and thereof (and, in each case, each of their attorneys) on a confidential and need to know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure (it being understood the Commitment Parties consent to the announcement of the Transactions (including the financing) in a customary press release issued in connection with the signing of the Merger Agreement)  or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter, the Term Sheets and other exhibits and annexes to the Commitment Letter and the contents thereof (but not the Fee Letter) to Navy, its subsidiaries and affiliates and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or equity holders (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose the Commitment Letter, the Term Sheets and other exhibits and annexes to the Commitment Letter and the contents thereof (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities, in any offering memoranda relating to the Notes or in connection with any public release or filing relating to the Transactions, (iii) you may disclose the Commitment Letter, Term Sheets and other exhibits and annexes to the Commitment Letter, the Fee Letter and in each case the contents thereof, to potential Lenders (provided that disclosure of the Fee Letter to potential Lenders shall only be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents or bookrunners pursuant to Section 3 hereof) and to rating agencies in connection with obtaining ratings for the Company and the Facilities and Notes (provided that the Fee Letter shall not be disclosed to rating agencies without the Commitment Parties’ consent), (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or to the extent customary or required in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter, the Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (vi) to the extent portions thereof relating to fees, pricing caps and economic flex terms have been redacted in a manner reasonably satisfactory to us, you may disclose the Fee Letter and the contents thereof to Navy, its subsidiaries and affiliates and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or equity holders (and each of their attorneys), on a confidential basis.  The obligations under this paragraph with respect to the Commitment Letter (but not the Fee Letter) shall terminate automatically after the Facilities Documentation shall have been executed and delivered by the parties thereto.  To the extent not earlier terminated, the

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provisions of this paragraph with respect to the Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary hereof.

Each Commitment Party and its affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Transactions and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of legal counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any of its related parties and their affiliates (including any of the parties referred to in clause (f) below) in violation of any confidentiality obligations owing to you, Navy or any of your or their respective affiliates or any of your or their respective related parties (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, Navy or any of your or their respective affiliates or any of your or their respective related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to the respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party and its affiliates who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to USAcq, the Company or any of their respective subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense in connection with any proceeding related to the offering of the Notes, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that the disclosure of any such information to any Lender or prospective Lender or participant or prospective participant referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arrangers, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information, which

11

shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information.  Each Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder.  Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary hereof.

Notwithstanding any other provision in this Commitment Letter, each Commitment Party hereby confirms that the Company and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of any Facility.

Section 8.  Representations and Warranties of the Company.  The Company represents and warrants that (a) all written information (with respect to information provided by Navy or concerning Red Lion and the other members of the Red Lion Group prior to the Closing Date, to the best of your knowledge), other than (i) Projections (as defined below), (ii) financial estimates, forecasts, forward looking information and (iii) information of a general economic or industry nature, that has been or will hereafter be made available to the Commitment Parties by or on behalf of the Company, any Company Representatives acting on your behalf, Navy or any affiliate thereof in connection with the transactions contemplated hereby (such written information and data other than set forth in clauses (i), (ii) and (iii) above, the “Information”) is and will be, when taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (in each case after giving effect to all supplements and updates thereto) and (b) all financial projections and forward-looking information (which information, to the extent provided prior to the Closing Date, shall be to the best of your knowledge in the case of Navy, Red Lion or the other members of the Red Lion Group) that have been or will be prepared by the Company or any Company Representatives acting on your behalf and made available to the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were believed by you to be reasonable as of the date of the preparation of such Projections (it being understood that the Projections are predictions as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, that no assurance can be given that the Projections will be realized, and that actual results may differ significantly from the projected results, and such differences may be material).  If, at any time from the date hereof until the Syndication Date, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to (and, prior to the Closing Date, with regard to Navy, Red Lion or the other members of the Red Lion Group, agrees to use commercially reasonable efforts to) cure such inaccuracy and incompleteness promptly by supplementing the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.  Notwithstanding anything to the contrary, the accuracy of the foregoing representations, whether or not cured, shall not be a condition to the obligations of any Commitment Party or the funding of the commitments of such Commitment Party hereunder.

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In providing this Commitment Letter and in arranging the Facilities, each Commitment Party is relying on the accuracy of the Information furnished to it by or on behalf of the Company or any Company Representatives without independent verification thereof.

Section 9.  No Third Party Reliance, Not a Fiduciary, Etc.  The agreements of each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under any Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person.  The Company may not assign or delegate any of its rights or obligations hereunder without the Commitment Parties’ prior written consent (not to be unreasonably withheld or delayed) except to Red Lion or USAcq simultaneously with, or immediately prior to, the consummation of the Merger.  This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

The Company hereby acknowledges that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person.  The Company and each Commitment Party hereby expressly disclaim any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them.  The Company also hereby acknowledges that no Commitment Party has advised or is advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

The Company understands that each Commitment Party and its affiliates (such Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests.  For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates or other entities connected with the Facilities or the transactions contemplated hereby.

In recognition of the foregoing, the Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to the Company.  Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account.  Furthermore, the Company agrees that no Group nor any member or business of any Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However,

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consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will not use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company; provided, that each Group will be free to disclose information as provided in Section 7 hereof.

Section 10.  Governing Law, Etc.  This Commitment Letter and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Commitment Letter and the transactions contemplated hereby will be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York.  This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 11.  Waiver of Jury Trial.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Section 12.  Consent to Jurisdiction, Etc.  Each of the parties hereto irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any person arising out of or in any way relating to this Commitment Letter or the transactions contemplated hereby in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, (ii) to the fullest extent permitted by applicable law, submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or in such federal court, (iii) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action, litigation or proceeding arising out of or relating to this Commitment Letter in any court referred to in this Section, (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court and (v) consents to the service of any process, summons, notice or document in any such action, litigation or proceeding by registered mail addressed to such person at its address specified on the first page of this Commitment Letter.  A final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 13.  Patriot Act Compliance.  Each Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Commitment Party to

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identify the Company in accordance with the Patriot Act.  In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Mohammed Baabde, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (fax: (646) 441-4554) at or before 11:59 p.m.  (New York City time) on July 15, 2014, the time at which the commitments and other obligations of the Commitment Parties hereunder (if not so accepted or extended by the Commitment Parties prior thereto) will terminate.  If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

[Remainder of page intentionally left blank; signature pages follow.]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Gerard P. Rooney
Name: Gerard P. Rooney
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Gerard P. Rooney
Name: Gerard P. Rooney
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Janak
Name: Michael Janak
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Whitney Wall
Name: Whitney Wall
Title: Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Whitney Wall
Name: Whitney Wall
Title: Director

[Signature Page to Amended and Restated Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By	/s/ Correne S. Loeffler
Name: Correne S. Loeffler
Title: Authorized Officer

J.P. MORGAN SECURITIES LLC

By	/s/ Correne S. Loeffler
Name: Correne S. Loeffler
Title: Authorized Officer

[Signature Page to Amended and Restated Commitment Letter]

ACCEPTED AND AGREED:

C&J ENERGY SERVICES, INC.

By	/s/ Randall C. McMullen, Jr.
Name: Randall C. McMullen, Jr.
Title: Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated Commitment Letter]

EXHIBIT A

Project Navy

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

You intend to consummate the Merger (the date of the consummation of the Merger, the “Closing Date”) pursuant to the Merger Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a)                                 Pursuant to the Separation Agreement (together with all exhibits and schedules thereto, collectively, the “Separation Agreement”), entered into between Navy and Red Lion on June 25, 2014, Navy and Red Lion will cause Red Lion to undergo a restructuring (the “Red Lion Restructuring”), pursuant to which Red Lion and certain members of the Red Lion Group (as defined in the Separation Agreement) will engage in the transactions more fully described in the Separation Agreement.

(b)                                 Pursuant to the Agreement and Plan of Merger (together with all exhibits and schedules thereto, collectively, the “Merger Agreement” and, together with the Separation Agreement, the “Transaction Documents”) entered into among Navy, Red Lion and the Company on June 25, 2014, the Company and Merger Sub will consummate the Merger and, if applicable, the other transactions described therein or related thereto.  Immediately after giving effect to the Merger, the Company will be the surviving corporation and will become a wholly-owned indirect subsidiary of Red Lion, and the issued and outstanding shares of the Company’s common stock will be converted into the right to receive common stock of Red Lion.

(c)                                  Red Lion and/or USAcq will obtain the senior secured revolving credit facility described in Exhibit B to the Commitment Letter in an aggregate principal amount of up to $600.0 million (the “Revolving Credit Facility”) and the senior secured term loan facility described in Exhibit B to the Commitment Letter in an aggregate principal amount of $675.0 million (the “Term B Facility”).

(d)                                 Red Lion or USAcq will issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $600.0 million in gross cash proceeds; provided, however, if and to the extent that less than $600.0 million of proceeds of Notes are issued and/or received by you on or prior to the Closing Date, or to the extent that the proceeds of such Notes are not available to consummate the Transactions, Red Lion or USAcq may borrow up to $600.0 million of senior unsecured bridge loans (less the gross cash proceeds received by USAcq from the sale of Notes on or prior to the Closing Date the proceeds of which are available to consummate the Transactions) (the “Bridge Loans”) under a senior

A-1

unsecured credit facility described in Exhibit C to the Commitment Letter (the “Bridge Facility”).

(e)                                  The Company will repay in full and permanently terminate all commitments under its existing Credit Agreement (as amended, amended and restated or otherwise modified up to and including the Closing Date, the “Existing Company Credit Agreement”) (other than obligations in respect of any letters of credit outstanding thereunder and issued by lenders thereunder which are “rolled” or “grandfathered” into the Revolving Credit Facility). The transactions described in this paragraph (e) are referred to herein as the “Existing Revolver Termination”.

(f)                                   The proceeds of borrowings under the Facilities and the Notes, if any, will be applied (i) to fund the repayment of certain intercompany notes (the “Intercompany Notes”) and certain other payments to be made pursuant to the Separation Agreement in connection with the Red Lion Restructuring (the “Restructuring Costs”), (ii) to effect the Existing Revolver Termination, (iii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iv) to the extent any excess proceeds are available, such proceeds will be used for general corporate purposes.

(g)                                  After giving effect to the Red Lion Restructuring, the Merger and the other transactions described above, approximately 53.04% of the outstanding capital stock of Red Lion will be held by Navy.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

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EXHIBIT B

Project Navy

Senior Secured Facilities
Summary of Principal Terms and Conditions(1)

[Superseded.]

(1)                                 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

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EXHIBIT C

Bridge Facility
Summary of Principal Terms and Conditions(2)

[Superseded.]

(2)                                 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

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EXHIBIT D

Project Navy

Summary of Additional Conditions(3)

Subject to the Certain Funds Provision, each Commitment Party’s commitments with respect to the Facilities and any borrowings thereunder shall be subject to the following conditions:

1.                                      The Red Lion Restructuring and the Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Secured Facilities and, if applicable, the Bridge Facility shall be consummated, in accordance with the terms of the Transaction Documents, without giving effect to any modifications, amendments, consents or waivers thereto that are materially adverse to the Lenders or the Lead Arrangers without the prior consent of the Lead Arrangers.  For purposes of the foregoing condition, it is hereby understood and agreed that any change in the payments to be made in connection with the Transactions shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arrangers if (a) any decrease in the purchase price is allocated to reduce the Facilities on a pro rata, dollar-for-dollar basis or (b) any increase in purchase price is not funded by any incurrence of indebtedness.  The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (except (i) in the case of any Specified Merger Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (ii) to the extent any Specified Merger Agreement Representation or Specified Representation is qualified by materiality, such Specified Merger Agreement Representation or Specified Representation shall be true and correct in all respects).

2.                                      (a) The Lead Arrangers shall have received reasonably satisfactory evidence that all loans outstanding under, and all other amounts due in respect of, the Existing Company Credit Agreement shall have been repaid in full, the commitments thereunder shall have been permanently terminated and all liens thereunder shall have been released (other than obligations in respect of any letters of credit outstanding thereunder and issued by lenders thereunder which are “rolled” or “grandfathered” into the Revolving Credit Facility) and (b) subject to the foregoing clause (a) and to the Certain Funds Provisions, the Lenders under the Senior Secured Facilities shall have a valid and perfected lien on and security interest in the Collateral, all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made, and all filings and recording fees and taxes shall have been duly paid.

3.                                      On the Closing Date, after giving effect to the Transactions, none of USAcq, the Company, any other Guarantor, or any of their respective subsidiaries shall have any

(3)                                 Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

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indebtedness for borrowed money (including any of the Intercompany Notes) other than (i) the Notes (if any), the Revolving Credit Facility, the Term B Facility and the Bridge Facility, and (ii) indebtedness permitted to be incurred or outstanding under the Revolving Credit Facility, the Term B Facility and the Bridge Facility (including ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds in amounts to be agreed) (the indebtedness described in this clause (i), including any replacements, extensions and renewals of any of the foregoing indebtedness that matures or will be terminated on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”).

4.                                      The Lenders shall have received customary legal opinions (including, among other things, customary non-contravention opinions with respect to the existing material debt facilities of the Company, the Target and their respective subsidiaries), customary evidence of authorization, customary officers’ certificates, borrowing notices, good standing certificates (to the extent applicable) of USAcq, the Company, and the other Guarantors in their respective jurisdictions of organization and a solvency certificate of Parent’s chief financial officer in substantially the form of Annex I hereto.

5.                                      The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company, and related statements of operations, stockholders’ equity and cash flows for the three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter after December 31, 2013, in each case ended at least 45 days before the Closing Date (other than the final quarter of any fiscal year); provided that this condition shall be deemed satisfied to the extent such financial statements have been publicly filed with the Securities and Exchange Commission.

6.                                      The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Red Lion Business (as defined in the Merger Agreement) (or, at the request of the Company, Blue and Royal (each as defined in the Merger Agreement)), and related statements of operations, stockholders’ equity and cash flows for the three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Red Lion Business (or, at the request of the Company, Blue and Royal) for each subsequent fiscal quarter after December 31, 2013, in each case ended at least 45 days before the Closing Date (other than the final quarter of any fiscal year); provided that this condition shall be deemed satisfied to the extent such financial statements have been publicly filed on the relevant Form S-4.

7.                                      The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of Parent and its subsidiaries based on the financial statements referred to in paragraphs 5 and 6 above as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); provided that no such pro forma financial statement shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly

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SFAS 141R)).

8.                                      The Lenders shall have received at least three business days prior to the Closing Date all documentation and other information about you, USAcq, the Guarantors and your respective subsidiaries as has been reasonably requested in writing at least ten days prior to the Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

9.                                      All fees required to be paid on or prior to the Closing Date pursuant to the Term Sheets and Fee Letter and out-of-pocket expenses and reasonable legal fees required to be paid on or prior to the Closing Date pursuant to the Commitment Letter shall, concurrently with the Closing Date, have been paid (which amounts may be offset against the proceeds of the Facilities).

10.                               As a condition to the Senior Secured Facilities, the Lead Arrangers shall have received, not later than 15 business days prior to the Closing Date, such information relating to the Senior Secured Facilities as is suitable for use in a customary syndication of bank financing (other than information customarily provided by the Lead Arrangers); provided that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 or prior to December 15, 2014 or after January 2, 2015 and each of (i) July 2, 2014 through July 7, 2014, and (ii) November 24, 2014 through November 30, 2014 shall not be deemed a business day for purposes of calculating such period. If the Company reasonably believes in good faith that it has delivered the Confidential Information Memorandum required to be delivered pursuant to this paragraph, the Company may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have satisfied its requirements under this paragraph on the date specified in such notice and the 15 business day period referenced above shall be deemed to have commenced on the date specified in such notice, unless any Lead Arranger in good faith reasonably believes that the Company has not delivered the Confidential Information Memorandum and, within three business days after receipt of the notice from the Company, such Lead Arranger delivers a written notice to the Company to that effect (stating with specificity which information is required to satisfy the Company’s requirement to provide a Confidential Information Memorandum).

11.                               If the commitments in respect of the Bridge Facility have not terminated in accordance with Section 2 of the Commitment Letter, you shall have provided the Investment Banks (as defined in the Fee Letter) with a preliminary offering memorandum suitable for use in a customary (for high yield debt securities) “high yield road show” relating to offering of the Notes in a form customary for offerings under Rule 144A by USAcq, including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Item 402 of Regulation S-K, Rules 3-10 and 3-16 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act of 1933, including only three years of selected financial data and limited, in the case of financial statements and other financial data to that required to be included in the proxy statement included in the registration statement on Form S-4 filed for the Merger) and in form and substance necessary for the Investment Banks to receive customary “comfort” (including

D-I-3

“negative assurance” comfort) from independent accountants in connection with the offering of such Notes (which, for the avoidance of doubt, need not include information or financial data customarily excluded from a Rule 144A offering memorandum); provided that this condition shall be deemed satisfied if such offering memorandum excludes sections that would customarily be provided by the Investment Banks (including a “Description of Notes”), but is otherwise complete (collectively, the “Offering Memorandum”).  If the commitments in respect of the Bridge Facility have not terminated in accordance with Section 2 of the Commitment Letter, you shall have afforded the Investment Banks a period of 15 consecutive business days (or less if mutually agreed upon between you and us; provided that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014 or prior to December 15, 2014 or after January 2, 2015 and each of (i) July 2, 2014 through July 7, 2014 and (ii) November 24, 2014 through November 30, 2014 shall not be deemed a business day for purposes of calculating such period and shall be deemed to toll such period following the satisfaction of the condition set forth in the immediately preceding sentence (and throughout which such condition remains satisfied (it being understood that the Offering Memorandum may be updated during such period with more recent financial statements and related financial data in order to ensure such condition remains satisfied throughout such period and such period shall not restart as a result of such update)) to seek to offer and sell or privately place the Notes with qualified purchasers thereof.  If the Company reasonably believes in good faith that it has delivered the preliminary offering memorandum required to be delivered pursuant to this paragraph, the Company may deliver to the Investment Banks written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have satisfied its requirements under this paragraph on the date specified in such notice and the 15 consecutive business day period referenced above shall be deemed to have commenced on the date specified in such notice, unless any Investment Bank in good faith reasonably believes that the Company has not delivered the preliminary offering memorandum and, within three business days after receipt of the notice from the Company, such Investment Bank delivers a written notice to the Company to that effect (stating with specificity which information is required to satisfy the Company’s requirement to provide a preliminary offering memorandum).

12.                               Since December 31, 2013, there has not been any event, occurrence, state of facts, circumstance, condition, effect or change that has had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Red Lion that would result in a failure of a condition precedent for the benefit of the Company.

“Material Adverse Effect” means, with respect to Red Lion and the Red Lion Business on the one hand, or Penny, on the other hand, any event, occurrence, state of facts, circumstance, condition, effect or change (an “Event”), that is material and adverse to the financial condition, businesses or results of operations of the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny); provided that, a “Material Adverse Effect” shall be deemed not to include any Event to the extent resulting from one or more of the following:  (A) changes in prevailing economic or market conditions of the securities, credit or financial markets in the United States or elsewhere (except to the extent those changes have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (B) changes or events, affecting the industries in which it or they operate generally, including changes in market

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prices (except to the extent those changes or events have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (C) changes in generally accepted accounting principles (“GAAP”) applicable to the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, (E) the announcement or pendency of this Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, employees or other business relations of the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny), (F) any weather-related or other force majeure event, including any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those events have a materially disproportionate effect on the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) relative to other similarly situated participants in the industries in which they operate), (G) any failure, in and of itself, by the Red Lion Business (with respect to Red Lion) or Penny and its Subsidiaries taken as a whole (with respect to Penny) to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (H) compliance by Navy or Red Lion (with respect to Red Lion) or Penny and its Subsidiaries (with respect to Penny) with the terms of this Agreement or (J) changes in the trading prices or trading volume of Penny’s capital stock or its debt instruments (with respect to Penny) (it being understood that the facts or occurrences giving rise to or contributing to such change in trading prices or trading volume may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect).  Capitalized terms used in this definition shall have the meanings assigned to such terms in the Merger Agreement.

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ANNEX I to

EXHIBIT D

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Nabors Red Lion Limited, a Bermuda exempted company ( “Parent”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                         , among                    (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Parent and its subsidiaries taken as a whole are sold in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Parent and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in

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light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)                                  “Do not have Unreasonably Small Capital”

Parent and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Parent and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.                                      For purposes of this certificate, I, or officers of Parent under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of Parent, I am familiar with the financial condition of Parent and its subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Parent that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Parent and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Parent and its subsidiaries taken as a whole exceeds their Liabilities; (iii) Parent and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Parent and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, Parent has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

NABORS RED LION LIMITED

By:
Name:
Title:

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